EXHIBIT 5.1

December 7, 2007

(213) 229-7000	C 44177-00007

Jacobs Engineering Group Inc.

1111 South Arroyo Parkway

Pasadena, California 91105

Re:	Jacobs Engineering Group Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Jacobs Engineering Group Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in respect of the issuance by the Company of up to 8,000,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), related to the acquisition of other securities, businesses or assets.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. We are also familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares. In addition, we have made such inquiries as we have deemed appropriate for the purpose of rendering the opinions set forth below.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed: (i) when the Shares are issued and delivered, the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded, (ii) the proceedings referred to above shall have been taken, (iii) that the number of Shares to be offered and sold under the Registration Statement will not exceed the number of shares of Common Stock authorized in the Company’s Certificate of Incorporation, as amended from time to time, less the number of shares of Common Stock authorized and reserved for issuance and issued and outstanding on the date on which the Shares are authorized, issued and delivered, (iv) the genuineness of all signatures, (v) the legal capacity and competency of all natural persons, (vi) the authenticity of all documents submitted to us as originals and (vii) the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that Shares, when issued against payment therefore in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of Securities” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP

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